UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 2, 2014

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Eagleview Boulevard, Suite 300, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 359-7228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

WPCS International Incorporated (the “Company”) previously issued secured convertible notes (the “Notes”) to certain accredited investors (the “Holders”) pursuant to a securities purchase agreement dated December 4, 2012. Pursuant to the terms of the Notes, an event of default occurs when the Company’s common stock is suspended or threatened with suspension from trading on The NASDAQ Capital Market (or an equivalent market). As discussed more fully in Item 3.01 below, the Company received a letter from the Staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s common stock would be subject to delisting from The NASDAQ Capital Market on May 13, 2014, unless the Company timely requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). As a result of the notice from NASDAQ, an event of default occurred under the Notes (the “Event of Default”).

As a result of the Event of Default, the Holders have the right to require the Company to redeem the Notes equal to the Conversion Amount (as defined in the Notes) to be redeemed, plus a make-whole amount equal to the amount of any interest that, but for any redemption of the Notes on such given date, would have accrued with respect to the Conversion Amount being redeemed under the Notes at the interest rate then in effect for the period from such given date through October 31, 2023, the amended maturity date of the Notes, discounted to the present value of such interest using a discount rate of 2.5% per annum. Currently, the principal amount of Notes outstanding is $898,334.

The Company has provided notice to the Holders of the Event of Default, but no Holder has exercised its right of redemption. If the Company is required to repay the Notes, the Company does not have sufficient working capital to repay the outstanding borrowings.

The Company and the Holders have commenced discussions concerning a forbearance or waiver of the Event of Default, however, there can be no assurance that the Company and Holders will come to any agreement (either oral or written) regarding repayment, forbearance, waiver and/or modification of the Notes.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 2, 2014, the Company received a letter from the Staff of the Listing Qualifications Department of NASDAQ indicating that unless the Company timely requests a hearing before the Panel, the Company’s Common Stock would be subject to delisting from The NASDAQ Capital Market on May 13, 2014 due to the Company’s non-compliance with the requirement to hold an annual meeting of stockholders and to solicit proxy statements, as required by Listing Rules 5620(a) and 5620(b) (the “Annual Meeting Requirement”).

Accordingly, the Company plans to timely request a hearing before the Panel, which will stay any suspension or delisting action until the issuance of a formal determination by the Panel following the hearing and the expiration of any extension of time granted by the Panel. At the hearing, the Company will request the continued listing of its securities on The NASDAQ Capital Market pending the completion of its plan to regain and sustain compliance with the Annual Meeting Requirement.

While the NASDAQ Staff does not have the discretion to grant the Company additional time to regain compliance with the Annual Meeting Requirement, the NASDAQ Listing Rules give the Panel the authority to grant such an extension. While the Company is diligently working to regain compliance with the Annual Meeting Requirement, there can be no assurance that the Panel will grant the Company's request for continued listing pending the completion of its plan.

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The Company issued a press release on May 6, 2014, disclosing receipt of the May 2, 2014 letter from NASDAQ. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1* Press Release, dated May 6, 2014, issued by WPCS International Incorporated.

*Document furnished herewith

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: May 6, 2014	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer

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